Contact:          Elaine Lintecum                      Frank Parisi
                  McClatchy Newspapers, Inc.           Cowles Media Company
                  (916) 321-1846                       (612) 673-7013



                            McCLATCHY/COWLES TO SELL
                     MAGAZINE AND BOOK PUBLISHING BUSINESSES



        SACRAMENTO, CA, AND MINNEAPOLIS, MN, January 9, 1998 -- McClatchy Newspapers, Inc. (NYSE - MNI) and Cowles Media Company (CMC), announced today agreements to sell the magazine and book publishing businesses currently owned by Cowles Media. Cowles Business Media, Inc. (CBM) and Cowles Enthusiast Media, Inc. (CEM) will be sold to PRIMEDIA Inc., and Cowles Creative Publishing, Inc.
(CCP) will be sold to a management group led by Iain Macfarlane, CCP's president. The combined transactions are valued in excess of $208 million, including the assumption of existing debt and other liabilities.

        CBM, CEM, and CCP were included in a November 14, 1997 agreement for McClatchy to acquire the stock of Cowles Media Company in a transaction valued at $1.4 billion. Cowles' principal asset is the STAR TRIBUNE newspaper serving the Twin Cities of Minneapolis and St. Paul. At the time the merger was announced, McClatchy indicated its intent to sell Cowles' non-newspaper assets. The transactions are expected to close in March 1998, pending regulatory approvals and shareholder approvals for the McClatchy/Cowles merger.

        CBM is a publisher of specialized business magazines and information services and CEM publishes 29 special-interest consumer magazines and related books and products. CCP is a specialty and custom publisher, distributor and direct marketer of books, videos and interactive media for the home arts, home improvements and outdoor markets.

        Gary Pruitt, McClatchy's President and Chief Executive Officer said, "Magazine and book publishing is not part of our core business, so it was always our intention to sell these non-newspaper assets as soon as possible and focus on operating the STAR TRIBUNE. We can now close the sale of these assets simultaneously with the closing of our merger with Cowles and use the proceeds to immediately reduce debt related to the Cowles transaction." The sum of after-tax proceeds along with debt and other liabilities assumed by the buyers is estimated to be approximately $170 million.

        "We were pleased to assist and support the McClatchy team in this related transaction and know that CEM, CBM and CCP each have bright, exciting futures," said David C. Cox, Cowles Media Company's President and Chief Executive Officer.


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        William F. Reilly, Chairman and CEO of PRIMEDIA Inc. said, "It is rare that a magazine group becomes available that fits as perfectly as Cowles does within our magazine group. The Cowles Enthusiast Media Division will be a freestanding unit of our Specialty Magazines Group, and the Business Media Division will become a unit of Intertec, our trade and technical magazine group."

        Iain Macfarlane, President of CCP said, "Our management team couldn't be happier or more excited about our future prospects."

        MCCLATCHY NEWSPAPERS, INC., headquartered in Sacramento, California, currently publishes 10 daily and 13 non-daily newspapers located in western coastal states and North and South Carolina. The company reported 1996 revenues of $624 million and had daily circulation of 972,600 and Sunday circulation of 1,175,100. McClatchy's newspapers include, among others, THE SACRAMENTO BEE, THE NEWS AND OBSERVER (Raleigh, NC), THE FRESNO (CA) BEE, THE NEWS TRIBUNE (Tacoma,
WA) and the ANCHORAGE DAILY NEWS. McClatchy also owns and operates other media-related businesses, including Nando.net, a national on-line publishing operation and The Newspaper Network, a national newspaper marketing company. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

        COWLES MEDIA COMPANY is a newspaper, magazine and information services company headquartered in Minneapolis. Its operating units currently include the STAR TRIBUNE, serving the cities of Minneapolis and St. Paul; Cowles Enthusiast Media, Inc., publishers of special interest consumer magazines and related products; Cowles Business Media, Inc., publishers of magazines, on-line research products and conferences for the media and marketing services industries and Cowles Creative Publishing, a specialty and custom publisher, distributor and direct marketer of books, videos and interactive media for the home arts, home improvement and outdoor markets.